SEVERANCE AGREEMENT, RELEASE AND WAIVER

    THIS SEVERANCE AGREEMENT, RELEASE AND WAIVER (“Agreement”) is made and entered into by and between James A. Radich (“Employee”) and Granite Construction Incorporated (“Company”). Employee is employed by Company, and Employee and Company mutually desire to agree to terms pertaining to the termination of Employee's employment and to provide for disposition of all employment rights and benefits by and between the parties. Therefore, in consideration of the following payments and mutual covenants, Employee and Company agree as follows:
1.The employment of Employee with Company is hereby terminated effective as of the close of business on July 4, 2025 (the “Separation Date”).

2.This Agreement will only become effective on the eighth day following Employee’s full execution and delivery to Company of this Agreement (“Effective Date”), provided that Employee does not revoke the Agreement in the seven days preceding the Effective Date.

3.As soon as practicable following the Separation Date, the Company shall (a) pay to Employee any accrued but unpaid salary or wages for services rendered through the Separation Date (including payment for any accrued but unused vacation as of the Separation Date (“Accrued Vacation”)); and (b) provide reimbursement to Employee for any business expenses that he submits to the Company in accordance with its expense reimbursement policy. In addition, Employee shall be entitled to vested benefits under the applicable employee benefit plans maintained by the Company in accordance with the terms and conditions of such plans, including without limitation those benefits Employee remains eligible to vest in because of his “Retirement,” which vest based on the actual performance of the Company under (a) the Company’s Annual Incentive Plan and 2025 Participation Agreement previously executed by the Company and Employee (collectively the “Employee AIP Agreements”); and (b) the Company’s Equity Incentive Plan, the Long Term Incentive Plan, and the LTIP Award participation agreements executed by the Company and Employee for 2023-2025, 2024-2026, and 2025-2027 (collectively the “Employee Equity Agreements”); provided, that, (a) Employee’s performance period for purposes of calculating Employee’s incentive compensation under the Employee AIP Agreements and the Employee Equity Agreements shall be extended by 25 days to reflect Employee’s Accrued Vacation as of the Employee’s Separation Date; and (b) instead of receiving payouts in restricted stock units as set forth in the Employee Equity Agreements, Employee will receive cash payments according to the schedule set forth on Exhibit A for Employee’s LTIP Awards that were outstanding immediately prior to the Separation Date.

4.The Company shall make a single lump-sum payment to Employee equal to the cost of 18 months of Consolidated Omnibus Budget Reconciliation Act premiums for Employee and his eligible dependents less applicable tax withholdings (the “Separation Benefits”), payable no later than July 31, 2025.
Employee Initials: JR
Employer Initials: KL

Employee understands and agrees that Employee would not receive the Separation Benefits specified in this Agreement except for Employee’s execution of this Agreement and the fulfillment of the promises contained herein.
5.General Release. As full consideration of the Separation Benefits described above, the adequacy of which is hereby acknowledged, and excepting accrued benefits to which Employee may be entitled following termination of employment under the terms of established benefit plans, including but not limited to the Employee AIP Agreements, the Employee Equity Agreements, deferred compensation plans and stock benefit plans, covering Employee on the Effective Date, to the fullest extent allowable by law, Employee (on Employee’s behalf and on behalf of Employee’s heirs, family members, executors, administrators, representatives, attorneys, agents, successors and assigns, and any and all other persons or entities who have or could have made claims through or based on any of Employee’s rights) hereby irrevocably and unconditionally waives releases and forever discharges Company and its current and former subsidiaries, affiliates, and/or parent companies, and their respective past and present insurers, agents, officers, directors, employees, representatives, contractors, administrators, fiduciaries, predecessors, successors, assigns, benefit plans, plan trustees, and third-party administrators of such plans, and/or any of them, and/or anyone claiming by, through, under, or on behalf of any of them (“Releasees”), of and from any and all actions, causes of action, claims, demands, penalties, charges, liabilities, losses, costs (including, but not limited to, attorneys’ fees and costs), expenses, and damages of any kind or nature whatsoever, whether known or unknown, foreseen or unforeseeable, suspected or unsuspected (hereinafter referred to as “claim” or “claims”), which Employee at any time had or claimed to have, or which Employee now has or claims to have, or which Employee may have or claim to have, relating to any omissions, acts, facts, or events that have occurred as of the date Employee signs this Agreement, including, without limitation, the following (collectively, the “General Release”):

a.all claims relating to or arising out of Employee’s employment relationship with Company and/or the separation of employment therefrom;

b.all claims arising under any federal, state, local, or municipal law, statute, or regulation, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990, as amended, including but not limited to the Americans with Disabilities Amendments Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act (OWBPA); the Equal Pay Act; the Fair Labor Standards Act, except as prohibited by law; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act of 1974 (except for any vested benefits under any tax qualified benefit plan); the Immigration Reform and Control Act; the Genetic Information Nondiscrimination Act of 2008; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. § 651 et seq.; the Workers Adjustment and Retraining Notification Act; the Fair Credit Reporting Act; the Family and Medical Leave Act, except as prohibited by law; the Uniformed Services Employment and Reemployment Rights Act of 1994; the National Labor Relations Act; the Sarbanes-Oxley Act of 2002; the employee (whistleblower) civil protection provisions of the Corporate and Criminal Fraud Accountability Act (Sarbanes-Oxley Act); any other federal, state

Employee Initials: JR
Employer Initials: KL

or local law, rule, regulation, or ordinance and the common law; all as amended from time to time and their respective implementing regulations (the omission of any specific statute or law shall not limit the scope of this General Release in any manner);

c.any claim that the Company or any of the Releasees or any of their respective current or former managers, officers, owners, employees, directors or supervisors, jointly or severally, breached or interfered with any express or implied contract, duty, promise, term or condition towards Employee;

d.any claim for promissory estoppel, reliance, violation of public policy, infliction of mental or emotional distress, loss of consortium, invasion of privacy, false light, fraud, negligence, intentional tort, breach of express or implied contract, or defamation;

e.any claim for monetary recovery and/or personal or individual relief, except as prohibited by law; and

f.any claims for or basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters.

This General Release is intended to be and shall expressly include a covenant not to sue, but shall not discharge claims arising out of any events which may occur after the date of execution of this Agreement.

If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective, or multi-party action or proceeding based on such a claim in which any of the Releasees is a party.

Should Employee commence or prosecute any action or proceeding contrary to the provisions of this Agreement, Employee agrees to indemnify Releasees and/or the affected personnel for all court costs and attorneys’ fees incurred by Releasees and personnel in the defense of such action or in establishing or maintaining the application or validity of this Agreement or provisions thereof. This provision, however, shall not be applicable to any action or proceeding brought by Employee for the purpose of challenging the validity and/or enforceability of any waiver of any age discrimination claim Employee may have against the Company, in which case court costs and attorneys’ fees shall be payable by Employee to the Company only if such challenge is unsuccessful and applicable law permits such recovery under the circumstances. In addition, this provision shall not be applicable to any action or proceeding brought by Employee for the purpose of enforcing Employee’s rights pursuant to this Agreement.

6.Section 1542. Employee expressly acknowledges that the General Release is intended to include in its effect, without limitation, all claims which Employee does not know or suspect to exist in Employee’s favor at the time Employee signs this Agreement, and that this General Release contemplates the extinguishment of any such claim or claims. Thus, in order to

Employee Initials: JR
Employer Initials: KL

effectuate a full and complete release and discharge of the Releasees, Employee expressly waives and relinquishes all rights and benefits which Employee may have under any federal, state, or local law, statute, or common law principle that would otherwise limit the effect of this General Release to claims known or suspected prior to the date Employee signs this Agreement, including but not limited to the effect of protections afforded by Section 1542 of the Civil Code of the State of California (and under any other similar laws), and does so understanding and acknowledging the significance and consequences of such specific waiver. Section 1542 of the Civil Code of the State of California states as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

7.Excluded Claims. Employee does not release or waive any rights to receive unemployment benefits. The General Release also does not waive Employee’s vested rights under any employee benefit plan, or any claims that controlling law states may not be released by private agreement. Additionally, nothing in this Agreement (including, but not limited to, the General Release, confidentiality obligations, and the return of property provision) prohibits or prevents Employee from filing a charge with or participating in any investigation or proceeding conducted by a governmental administrative agency, such as the Equal Employment Opportunity Commission, National Labor Relations Board, and/or similar federal, state, or local government agency (collectively “Government Agencies” and individually “Government Agency”). This Agreement recognizes the rights and responsibilities of Government Agencies to enforce the statutes which come under their jurisdiction. However, to the fullest extent permitted by law, Employee waives any and all rights to recover monetary damages, remedies, or other personal relief from the Releasees in connection with any action, charge, or complaint which may be brought by Employee or by anyone else on the Employee’s behalf relating to any claim that Employee has released in this Agreement and, in the event Employee obtains such relief, the Releasees will be entitled to an offset for all payments made pursuant to this Agreement.

8.Cooperation. Except as otherwise provided above, Employee agrees that Employee will assist and cooperate with the Company and its counsel in the defense of any current or future claims, demands, actions and/or causes of action against Company, its agents and/or employees for conduct and/or events alleged to have occurred during the time Employee was employed with Company, during and through the final conclusion of such matters and legal proceedings. Employee also agrees to respond in a timely manner to reasonable requests for information posed to Employee by Company and/or its attorneys related to Employee’s employment with Company. Any assistance requested of Employee will be at mutually agreeable times and with prior notice to Employee so as not to conflict with Employee’s other obligations or commitments.

9.Receipt of All Wages Due. As of the Effective Date of this Agreement, Employee affirms under the penalty of perjury Employee has reported to the Company all hours worked and has

Employee Initials: JR
Employer Initials: KL

received all compensation due under applicable federal, state, and local law. As such, Employee affirms Employee has been paid or has received all compensation, salary, wages, bonuses, incentive compensation, commissions, accrued vacation/paid time off, leave or time off (paid or unpaid), sick pay, stock, interest, fees, reimbursable expenses, insurance, and any other compensation and benefits to which Employee may be entitled and that no other compensation, salary, wages, bonuses, incentive compensation, commissions, accrued vacation/paid time off, leave or time off (paid or unpaid), sick pay, stock, interest, fees, reimbursable expenses, insurance, or any other compensation, or benefits are due to Employee.

10.No Workplace Injuries. Employee affirms Employee has no known workplace injuries or occupational diseases and that Employee has been granted or has not been denied any leave to which Employee was entitled under the Family Medical Leave Act, any applicable leave laws, and/or disability accommodation laws. Employee affirms Employee has not been retaliated against for reporting any allegations of wrongdoing by the Company or any of its officers, directors, employees, or agents, including, but not limited to, allegations of corporate fraud.

11.Restrictive Covenants; Company Property:

a.“Confidential Information” means data and information relating to the business of the Company (regardless of whether the data or information constitutes a Trade Secret) which is disclosed to Employee or of which Employee becomes aware of as a consequence of Employee’s employment relationship with the Company, has value to the Company, and is not generally known to competitors. Confidential Information includes, without limitation: (1) finances and business plans; (2) financial projections; (3) sales information relating to product roll-outs; (4) customized software, marketing tools, and/or supplies that Employee is/was provided access to by the Company and/or will create; (5) the identity of customers, and/or customer prospects; (6) any list(s) of customers and/or customer prospects; (7) the account terms and pricing of sales contracts with customers; (8) the proposed account terms and pricing of sales with customer prospects; (9) employee information; (10) the techniques, methods, and strategies to develop, manufacture, market, distribute, and/or sell any products; and (11) Trade Secrets. Confidential Information shall not include any data or information which has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by Employee without authorization from the Company) or that has been independently developed and disclosed by others, or that has otherwise entered the public domain through lawful means. “Trade Secrets” means Confidential Information which meets the additional requirements of applicable law.

b.Employee agrees that for as long as the information remains confidential or a Trade Secret, Employee shall not directly or indirectly divulge, disclose, publish, or make use of any Confidential Information or Trade Secrets without the prior written consent of the Company.

c.Employee agrees to maintain the strict confidentiality of the existence and terms of this Agreement and the underlying facts leading up to the existence or substance of this Agreement, including the payments described hereinabove, except Employee may disclose financial information to Employee’s tax and legal advisers with whom Employee consults for

Employee Initials: JR
Employer Initials: KL

professional advice, tax authorities, Employee’s spouse, and as required pursuant to a lawfully issued subpoena. As to such persons, Employee agrees that Employee shall inform them of the strict confidentiality and nondisclosure obligation relative to the existence and terms of this Agreement.

d.Employee agrees to return all Confidential Information and/or Trade Secrets within two days of the Separation Date. To the extent Employee maintains Confidential Information and/or Trade Secrets in electronic form on any computers or other electronic devices owned by Employee, Employee agree to irretrievably delete all such information. All Company property, including, but not limited to, equipment, devices, records, correspondence, documents, files, reports, studies, manuals, compilations, videos, memoranda, computer software and programs, data, or any other information, whether prepared or developed by Employee or otherwise coming into Employee’s possession, whether maintained by Employee in the facilities of the Company, at home, or at any other location, is, and shall remain, the exclusive property of the Company and shall be promptly delivered to the Company, with no copies or reproductions retained by Employee, within two days of the Separation Date.

e.Permitted Disclosure. Nothing herein shall be construed to prevent disclosure of Confidential Information or Trade Secrets as may be required or permitted by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. Nothing herein prohibits Employee from reporting possible violations of federal or state law or regulation to any Government Agency including, but not limited to the Equal Employment Opportunity Commission (or state equivalent), Department of Justice, the Securities and Exchange Commission, the Congress, or any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation and/or pursuant to 18 U.S.C. §1833(b). Further notwithstanding Employee’s confidentiality and non-disclosure obligations in this Agreement, Employee understands that under the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Employee’s attorney in relation to a lawsuit for retaliation against Employee for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee does not need the prior authorization of the Company to make any such reports or disclosures and Employee is not required to notify the Company that Employee has made such reports or disclosures.

f.Non-solicit of Employees. To the extent permitted by applicable law, Employee covenants and agrees that for 12 months from the Effective Date, Employee will not, directly or indirectly, on Employee’s own behalf or on behalf of or in conjunction with any person or legal entity, recruit, solicit, or induce, or attempt to recruit, solicit, or induce, any employee of the Company or its affiliates, with whom Employee had material contact or supervised, to terminate their employment relationship to work for any firm, partnership, joint venture, corporation and/or

Employee Initials: JR
Employer Initials: KL

any other entity and/or person that develops, manufactures, markets, distributes, provides and/or sells any activities, products, or services that are the same or similar to those offered by the Company or its affiliates.

g.Non-disparagement. Except as expressly described otherwise above and to the extent permitted by applicable law, Employee agrees that Employee shall not slander, disparage or make any negative public statements about the Company, its owners, managers or supervisors, or take any other actions that would damage the business or personal interests, reputation or name of the Company or any of the Releasees. This non-disparagement covenant applies to video, audio, electronic, digital, graphic or written communications and/or depictions of any kind that would be considered offensive, negative, slanderous, or disparaging to the Company or any of the Releasees. Company shall direct its officers and directors not to slander, disparage or make any negative public statements about Employee or take any other actions that would damage the business or personal interests of Employee.

h.Injunctive Relief and Judicial Modification. Employee acknowledges that Employee’s breach of any covenant contained in this Section will result in irreparable injury to the Company and that the remedy at law of such parties for such a breach will be inadequate. Accordingly, Employee agrees and consents that the Company, in addition to all other remedies available to it at law and in equity, shall be entitled to seek both preliminary and permanent injunctions to prevent and/or halt a breach or threatened breach by Employee of any provision contained in this Section (Restrictive Covenants; Company Property). The covenants contained herein shall be presumed to be reasonable and enforceable, and any reading causing unenforceability shall yield to a construction permitting enforcement. In the event an arbitrator or Court of competent jurisdiction should determine not to enforce a covenant as written due to overbreadth or any other reason, the parties specifically agree that said covenant shall be modified and enforced to the extent reasonable. If any single covenant or clause in this Agreement shall be found unenforceable and not subject to modification to allow enforceability, it shall be severed and the remaining covenants and clauses enforced in accordance with the tenor of the Agreement.

12.RELEASE OF AGE DISCRIMINATION CLAIM. EMPLOYEE ACKNOWLEDGES AND AFFIRMS EMPLOYEE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL OF THE TERMS OF THIS AGREEMENT AND THAT EMPLOYEE IS VOLUNTARILY ENTERING INTO THIS AGREEMENT. BY OPERATION OF LAW, EMPLOYEE IS ALLOWED 21 DAYS TO CONSIDER THIS AGREEMENT. EMPLOYEE IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY REGARDING ITS EFFECT BEFORE EXECUTION OF THIS AGREEMENT. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE MUST EXECUTE THIS AGREEMENT WITHIN 21 DAYS FOLLOWING THE EFFECTIVE DATE OR THIS AGREEMENT WILL HAVE NO FORCE OR EFFECT. EMPLOYEE MAY FREELY AND VOLUNTARILY SIGN THIS AGREEMENT BEFORE THE EXPIRATION OF THE 21-DAY PERIOD. ANY CHANGES TO THIS AGREEMENT, WHETHER MATERIAL OR IMMATERIAL, DO NOT RESTART THE 21-DAY PERIOD. AFTER EXECUTION OF THIS AGREEMENT, EMPLOYEE WILL

Employee Initials: JR
Employer Initials: KL

THEREAFTER HAVE SEVEN DAYS TO REVOKE THE AGREEMENT. ANY REVOCATION OF THIS AGREEMENT MUST BE DONE IN WRITING, POSTMARKED WITHIN THE REQUISITE SEVEN DAYS OF THE DATE OF SIGNATURE, AND BE DIRECTED TO TIM GRUBER, EVP, 585 WEST BEACH ST., WATSONVILLE, CA 95076; tim.gruber@gcinc.com. IF EMPLOYEE FAILS TO TIMELY AND PROPERLY GIVE NOTICE OF REVOCATION AS INSTRUCTED, EMPLOYEE’S REVOCATION WILL NOT BE EFFECTIVE, AND THIS AGREEMENT WILL BECOME FULLY ENFORCEABLE. REVOCATION OF EMPLOYEE’S SIGNATURE WILL PREVENT EMPLOYEE FROM RECEIVING THE SEPARATION BENEFITS.

13.Severability. Should any provision of this Agreement be declared illegal or unenforceable by a court of competent jurisdiction and such provision cannot be modified to be enforceable, excluding the General Release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. The terms of this Agreement shall survive perpetually.

14.No Admission of Liability. This is an offer to compromise and settle any disputed claim and is not admissible to prove liability for, or invalidity of, any claim. Nothing herein should be construed as an admission of any wrongdoing on the part of Company or any other Releasee, which is expressly denied.
15.Entire Agreement. With the exception of any existing and applicable Dispute Resolution Program, this Agreement contains all of the promises and understandings of the parties, there are no other agreements or understandings except as set forth herein and this Agreement may be amended only by a written agreement signed by both parties.

16.Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of California.

17.Arbitration. ANY DISPUTE ARISING OUT OF THIS AGREEMENT SHALL BE SUBMITTED TO ARBITRATION IN SAN JOSE, CALIFORNIA AND RESOLVED IN ACCORDANCE WITH THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION; provided, however, Company may seek injunctive or equitable relief to enforce the terms of this Agreement in any court of competent jurisdiction.

18. Miscellaneous.
a.This Agreement shall be binding upon the parties hereto and their administrators, executors, receivers, trustees, successors and assigns.
b.The titles of the various paragraphs are intended solely for convenience of reference, and are not intended and shall not be deemed for any purpose whatsoever to modify,

Employee Initials: JR
Employer Initials: KL

explain or place any construction upon any of the provisions of this Agreement, and shall not affect the meaning or interpretation of this Agreement.

c.The Company shall maintain a directors and officers liability insurance policy that covers Employee to the same extent that it covers its directors and officers for a period of six years following the Separation Date with respect to any acts, omissions or events that occurred during Employee’s employment with the Company.

d.This Agreement may be executed in two or more counterparts, each of which shall be taken to be one and the same document, with the same effect as if all Parties hereto had signed the same signature page. A photocopy, facsimile or electronic copy of any Party’s signature shall be deemed as legally binding as the original signatures.
By their signatures below, Employee and Company hereby indicate their acceptance of the terms of this Agreement:
JAMES A. RADICH             GRANITE CONSTRUCTION INCORPORATED

/s/ James A. Radich                         By: /s/ Kyle T. Larkin
James A. Radich                         Kyle T. Larkin
                                Its: President and CEO
Date: July 4, 2025                         Date: July 4, 2025

Employee Initials: JR
Employer Initials: KL

EXHIBIT A
PAYMENT SCHEDULE

Cash Payment	Amount	Payment Schedule
Payment 1	An amount based on Employee’s 2023 –2025 LTIP participation agreement*	At the same time eligible participants’ 2023 –2025 LTIP Awards are paid in 2026, but in no event later than December 31, 2026
Payment 2	An amount based on Employee’s 2024 –2026 LTIP participation agreement*	At the same time eligible participants’ 2024 – 2026 LTIP Awards are paid in 2027, but in no event later than December 31, 2027
Payment 3	An amount based on Employee’s 2025 –2027 LTIP participation agreement*	At the same time eligible participants’ 2025 – 2027 LTIP Awards are paid in 2028, but in no event later than December 31, 2028

* A single, lump sum cash payment based on the value of the number of restricted stock units Employee would have received under the listed award agreement if he had been employed on the date of payment based on actual results through the end of each applicable performance period, prorated on the basis of the ratio of the number of whole months, allowing for and adding 25 days of accrued but unused vacation as of the Employee’s Separation Date, of Employee’s service during the applicable performance period to the total number of months in the applicable performance period. For clarity, Payment 1 shall be prorated 31/36 months; Payment 2 shall be prorated 19/36 months; and Payment 3 shall be prorated 7/36 months. The amount shall be determined in a manner no less favorable than for other eligible participants for such performance period.

Employee Initials: JR
Employer Initials: KL